CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
6.150% Internotes® Due December 15, 2037	$40,191,000	$1,233.86
TOTAL		$1,233.86

(1)	Excludes accrued interest, if any.
(2)	A filing fee of $1,233.86 calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement Number 209 Dated December 03, 2007

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AWH9	$40,191,000.00	100.000%	3.150%	$38,924,983.50	FIXED	6.150%	SEMI- ANNUAL	12/15/2037	06/15/2008	$32.29	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 12/15/2012 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 12/15/2012 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.

Offering Dates: November 27, 2007 through December 03, 2007

Trade Date: Monday, December 03, 2007 @12:00 PM ET

Settlement Date: Thursday, December 06, 2007

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

The Bank of New York, as successor trustee under an indenture dated as of April 25, 2003, as supplement and amended, will act as trustee for the Notes. Citibank, N.A. will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor’s options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved

Prudential Financial, Inc.

$2,500,000,000.00 Prudential Financial

Retail Medium-Term Notes, including

Prudential Financial InterNotes® Prospectus

dated March 16, 2006 and the Prospectus

Supplement dated March 16, 2006